Exhibit 99.1

FOR IMMEDIATE RELEASE

Idenix Pharmaceuticals Contacts:

Teri Dahlman (617) 995-9807

or dahlman.teresa@idenix.com

IDENIX PHARMACEUTICALS PROVIDES UPDATE ON

IDX184 AND IDX19368 DEVELOPMENT PROGRAMS

- Management to host a conference call and webcast today at 4:30 pm ET -

CAMBRIDGE, Mass., February 4, 2013 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced the Company has elected not to continue its clinical development program for IDX184, a nucleotide polymerase inhibitor in phase IIb testing for the treatment of hepatitis C virus (HCV) infection, or to continue its development of IDX19368, an HCV nucleotide polymerase inhibitor for which the Company had previously filed an IND but had not initiated patient dosing. In August 2012, the U.S. Food and Drug Administration (FDA) placed IDX184 on partial clinical hold and IDX19368 on clinical hold due to cardiac adverse events seen in a competitor’s phase II clinical trial of BMS-986094. All three drug candidates are 2’-methyl guanosine nucleotide prodrugs. In December, Idenix completed the submission of requested cardiac safety data for IDX184 to the FDA. Idenix has found no evidence of severe cardiac findings to date. In February, the FDA communicated that the IDX184 and IDX19368 programs would remain on clinical hold, and, as a result, the Company has determined it will not continue the development of these programs.

“Although we are choosing not to continue our IDX184 and IDX19368 programs, we intend to maintain our strong presence in developing nucleotide polymerase inhibitors for HCV based on our broad discovery platform,” said Ron Renaud, Idenix’s President and Chief Executive Officer. “We are completing IND-enabling studies for a uridine nucleotide analog, which is in a sub-class of nucleotide polymerase inhibitors distinct from IDX184, IDX19368 and BMS-986094. We anticipate filing an IND for this next-generation compound during the first half of 2013, and we also plan to continue to advance other preclinical nucleotide prodrugs in earlier-stage development.”

Mr. Renaud continued, “Further, we are pleased with the progress of IDX719, our potent, pan-genotypic NS5A inhibitor for HCV. In January 2013, we entered into a non-exclusive collaboration with Janssen Pharmaceuticals, Inc. for the development of all-oral direct-acting antiviral (DAA) HCV combination therapies incorporating IDX719. Following an initial drug-drug interaction study to begin in the first quarter of 2013 and pending approval from regulatory authorities, we expect to begin the first phase II study under this program of a two-DAA regimen, including IDX719.”

ABOUT IDENIX

Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical Company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with hepatitis C infection. For further information about Idenix, please refer to www.idenix.com.

CONFERENCE CALL AND WEBCAST INFORMATION

Idenix will hold a conference call today at 4:30 p.m. ET. To access the call please dial (877) 640-9809 U.S./Canada or (914) 495-8528 International and enter passcode 97346472 or to listen to a live webcast go to “Events & Presentations” in the Idenix Investor Center at www.idenix.com. A replay of the call will also be available from February 4, 2013, at 7:30 p.m. ET until February 10, 2013, at 11:59 p.m. ET. To access the replay, please dial (855) 859-2056 U.S./Canada or (404) 537-3406 International and enter passcode 97346472. An archived webcast will also be available for two weeks after the call on the Idenix website.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “expect,” “plans,” “anticipates,” “intends,” “will,” and similar expressions are also intended to identify forward-looking statements, as are any expressed or implied statements with respect to: the Company’s plans to continue to developing nucleotide polymerase inhibitors for HCV; its clinical development plans for its uridine nucleotide analog drug candidate and IDX719; its plans to advance other preclinical nucleotides; and statements regarding the efficacy and safety of its clinical compounds. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the following: there can be no guarantees that the Company will advance any clinical product candidate or other component of its potential pipeline to the clinic, to the regulatory process or to commercialization due to numerous risks inherent in pharmaceutical research and development; management’s expectations could be affected by unexpected regulatory actions or delays; uncertainties relating to, or unsuccessful results of, preclinical and clinical trials, including additional data relating to the ongoing clinical trials evaluating its product candidates; the Company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; competition; and the Company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These and other risks which may impact management’s expectations are described in greater detail under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and the quarterly report on Form 10-Q for the quarter ended September 30, 2012, each as filed with the Securities and Exchange Commission (SEC) and in any subsequent periodic or current report that the Company files with the SEC.

All forward-looking statements reflect the Company’s estimates only as of the date of this release (unless another date is indicated) and should not be relied upon as reflecting the Company’s views, expectations or beliefs at any date subsequent to the date of this release. While Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if the Company’s estimates change.

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